Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is between Michael Culotta (the “Employee”) and QHCCS, LLC, dba Quorum Health (the “Employer”). In consideration of the mutual promises and covenants in this Agreement, the Employee and the Employer contract as follows:

1.    Cessation of Employment. The Employee acknowledges that the Employee’s employment with the Employer will end effective March 31, 2018 (the “Separation Date”). The Employer will pay the Employee’s regular pay through the Separation Date. The Employee also resigns from his service as Executive Vice President and Chief Financial Officer of Quorum Health Corporation (“Parent”) and its subsidiaries effective on the Separation Date.

2.    Employer Offer. In exchange for the release of claims and other covenants and promises by the Employee detailed in this Agreement, the Employer agrees to pay the Employee a gross sum of $900,000.00 less applicable deductions and withholdings in the form of salary continuation on the Employer’s normal pay cycle for an eighteen month period; provided, however, no payments shall begin until the Employee returns a signed copy of this Agreement, without proposing any changes to the Agreement, to the Employer and the revocation period under Section 8 has expired.

3.    Group Health Coverage. The Employee will be eligible to continue current coverages under the Employer’s medical/health insurance plan for the life of the Consultancy Agreement if desired by the Employee. (See Consultancy Agreement Michael Culotta)

4.    Consideration. The Employee acknowledges the payment in Section 2 is consideration for this Agreement, and that the Employee is not entitled to the consideration but for entering into this Agreement. Except as provided in this Agreement, the Employee acknowledges having been paid all monies owed to and/or earned by the Employee based upon employment with the Employer.

Severance payments shall cease earlier as provided upon the occurrence of either of the following events:

(a)    as of the date of the Employee’s re-employment with the Released Parties (defined in Section 7 below); or

(b)    in the event the Employee directly or indirectly engages in or supports behavior that are adverse to the business interests or reputation of the Released Parties (defined in Section 7 below); and the remainder of this Agreement shall remain in full force and effect.

5.    No Admission of Liability. This Agreement is not an admission by the “Released Parties” (defined in Section 7) of any liability or any legal violation.

6.    References. In response to inquiries from prospective employers, the Employer agrees to provide only the Employee’s dates of employment, job titles and (with the Employee’s written permission) final salary while employed by the Employer. The Employee shall direct all prospective employers to the Employer’s Human Resources Department for references.

7.    Release. The Employee, and on behalf of the Employee’s heirs, executors, administrators, personal representatives, successors, assigns, agents, servants, and attorneys (the “Releasing Parties”) releases and forever discharges, to the greatest extent permitted by law, the Employer, and any associated entities or persons including parent companies, subsidiaries, affiliates, successors, assigns, agents, management companies, servants, representatives, shareholders, lenders, members, directors, officers, staff members, and employees (the “Released Parties”) from any and all claims, causes of action, liabilities, covenants, agreements, obligations, damages, and/or demands of every nature, character, and description, without limitation in law, equity, or otherwise, which the Employee had, has, or may have (except to the extent provided for in this Section 7), whether known or unknown, including, but not limited to, related to the Employee’s employment with the Employer, Employee’s separation of employment with the Employer, Employee’s service as the Executive Vice President and Chief Financial Officer of Parent, any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Equal Pay Act , the Family and Medical Leave Act, the Employee Retirement Income Security Act (except to the extent of any vested entitlement), the Genetic Information Nondiscrimination Act, the Americans with Disabilities Act, The Worker Adjustment Retraining and Notification Act, or other federal, state or local laws and regulations, and any claim for wrongful discharge, breach of contract, retaliation, infliction of emotional distress, or any other right or claim arising from or relating in any way to the Employee’s employment with the Employer and/or the or cessation of that employment (collectively, the “Claims”), including all attorneys’ fees, costs, and expenses in connection with the Claims but excluding Claims under the FLSA (as defined below). The Employee also agrees to waive any rights under any progressive discipline, grievance, or open door policies. The Employee warrants that the Employee knows of no facts that would serve as the basis for any of the Claims or legal violations. Regardless, the Employee does not waive any rights or claims under the ADEA that may arise after the date the Agreement is effective.

The Employee agrees the effect of Section 7 is to waive and release any and all claims, causes of action, liabilities, covenants, agreements, obligations, damages and/or demands of every nature, character, and description, without limitation in law, equity, or otherwise, which the Employee had, has, or hereafter may have, known or unknown, against any of the Released Parties for any liability, whether vicarious, derivative, direct, or indirect; including, but not limited to, any claims for damages (actual or punitive), back wages, future wages, commission payments, bonuses (target or other bonuses), reinstatement, accrued vacation leave benefits, stock options (except for any vested entitlement), past and future employee benefits (except for any vested entitlement) including contributions to the Employer’s employee benefit plans, compensatory damages, penalties, equitable relief, attorneys’ fees, costs of court, interest, and any and all other loss, expense, or damage of any kind related in any way to the Employee’s employment or separation.

The Employee: (1) acknowledges having received all wages (including unpaid time and overtime) due under the Fair Labor Standards Act (together with any similar state or local laws referred to as the “FLSA”); and (2) does not claim that the Employer has violated or denied any of the Employee’s rights under the FLSA. The Employee and the Releasing Parties release and forever discharge, to the maximum extent permitted by law, the Employer and the other Released Parties from any FLSA claim(s), including attorneys’ fees, costs, liquidated damages and expenses incurred by the Releasing Parties in connection with such claim. If legally required, the Employee also agrees to enter into any waiver, settlement or other agreement related to the FLSA claim(s).

8.    Consideration and Revocation Period. The Employee is advised to consult an attorney before signing this Agreement. The Employee has up to 21 days to consider this offer of Agreement. By signing below, the Employee acknowledges having had the opportunity to read and review this Agreement, seek legal advice and to voluntarily, without coercion, agree to it with the understanding of its significance and the consequences of its terms. If the Employee signs this Agreement, the Employee has seven (7) days to revoke the Agreement; if revoked, the Agreement shall be null and void, and the Employee must return any payments and other consideration provided under this Agreement. If the Employee does not revoke this Agreement, it shall be in full force and effect and each party shall be obligated to comply with its requirements. The parties agree that any changes made to this offer of Agreement (material or immaterial) will not restart or require another 21-day period for consideration by the Employee.

9.    Mutual Nondisparagement. The Employee shall not engage in any conduct, verbal or otherwise, to disparage or harm the reputation of the Released Parties. Neither the Employer’s officers nor directors shall engage in any conduct verbal or otherwise, to disparage or harm the Employee’s reputation.

10.    Employer Property and Confidential Information. No later than three (3) calendar days from the Employee’s signing of this Agreement, the Employee will return to the Employer any and all property and information, including originals and/or copies of documents relating to the business of the Released Parties; provided, however, Employee may retain his laptop computer and cell phone furnished by the Employer so long as such property is used solely for the benefit of the Employer or Released Parties. The Employee shall not directly or indirectly disclose to anyone, or use for the Employee’s own benefit or the benefit of anyone other than the Employer, any “confidential information” received through the Employee’s employment. Employer confidential information includes its business plans and files; management information; patient data; and any other related proprietary information.    The Employee may use the Employee’s general knowledge of the industry for the Employee’s own benefit and occupation and may fully and fairly compete with the Employer, except as otherwise provided in the Consultancy Agreement. If it appears that the Employee will be compelled by law or judicial process to disclose any such confidential information, the Employee shall immediately notify the Employer in writing upon the Employee’s receipt of a subpoena or other legal process. The Employer agrees to provide the Employee with up to $5,000 (direct billed to the Employer) in outplacement services provided by Wiederhold and Associates; provided, outplacement services shall only be reimbursed if billed directly to the Employer.

11.    Compliance Disclosure.    In connection with the separation of the Employee’s employment, and pursuant to the Compliance Program and Code of Conduct, the Employee represents and warrants to the Released Parties that the Employee has complied with the Compliance Program and the Code of Conduct at all times, and that the Employee has disclosed in writing to the Corporate Compliance Officer any and all instances of known or suspected violations of laws, rules, regulations, or corporate policy by the Released Parties. The Employee agrees to cooperate with the Released Parties on any questions relating to the Employee’s employment and compliance. Further, the Employee represents and warrants that the Employee has not brought and has no intention to bring any whistleblower or similar suits or claims (which terms shall include, but not be limited to, a qui tam action under the Federal False Claims Act and similar federal and state and local laws, rules and regulations) or disclosures to any governmental agency that would subject the Released Parties to any liability as a result of any violations of any laws, rules, or regulations. The Employee also represents and warrants that Employee knows of no facts that would give rise to any such whistleblower or similar lawsuits, claims, or disclosures to any governmental agency; provided that the foregoing is not intended and shall not be construed as limiting the right of the Employee to bring whistleblower or similar lawsuits or claims or to make such disclosures to any governmental agency. In the event the representations and warranties contained herein become inaccurate or untrue after the effective date of this Agreement, the Employee agrees to notify the Corporate Compliance Officer, in writing, of the necessary corrections to make the representations and warranties accurate and true, prior to initiating any whistleblower or similar lawsuits, claims, or disclosures to any governmental agency. The Employee also agrees to indemnify the Released Parties against and hold the Released Parties harmless from any loss, cost, damage, or penalty incurred by the Released Parties as a result of any inaccuracy in or breach of the representations, warranties, or agreements contained herein within the control of the Employee.

12.    Intellectual Property. “IP” means any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, design, technique, know-how, trade secret, idea, or other intellectual property right whatsoever or any interest therein, whether or not patentable or registrable under copyright, trademark, or similar protections.

Employee has disclosed to the Employer all IP Employee has solely or jointly conceived, created, discovered, developed, or reduced to practice during Employee’s employment that (i) related at conception, development, or reduction to practice to Employer’s business or actual or demonstrably anticipated research or development, (ii) was developed, in whole or in part, on Employer’s time or its equipment, supplies, facilities, or confidential information, or (iii) resulted from any work Employee performed for Employer (“Employer IP”). All Employer IP and the related benefits are the Employer’s and its assigns’ exclusive property, as works made for hire or otherwise. Employee hereby assigns to Employer all rights Employee has, may have, or may acquire in the Employer IP without additional compensation and shall confidentially and promptly communicate, all related information (including all necessary plans and models) directly to the Employer, The Employee has been informed of Federal Law 18 U.S.C. §1833(b), that the Employee may not be held liable under any applicable trade secret laws for a trade secret disclosure that is: directly or indirectly made in confidence to a government official or attorney, and solely for the purpose of reporting or investigating a suspected legal violation, or made in a document filed under seal in a lawsuit or other proceeding.

Employee agrees to perform all acts deemed necessary or desirable by Employer to permit and assist it in perfecting and enforcing the full benefits, enjoyment, rights, and title throughout the world in the Employer IP, including, without limitation, execution of documents, assistance or cooperation in the registration and enforcement of applicable patents and copyrights or other legal proceedings. If the Employer is unable to secure Employee’s signature to any document required to apply for or execute any patent, copyright or other applications related to its IP (including improvements, renewals, extensions, continuations, divisions and continuations in part), Employee permanently appoints Employer and its authorized officers and agents as Employee’s agents and attorneys-in-fact to execute and file said applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal effect as if executed by Employee.

13.    Cooperation. The Employee agrees that it is an essential term of this Agreement that the Employee cooperate with the Employer, Parent and all Released Parties and its counsel at all times in any internal or external claims, charges, audits, investigations, and/or lawsuits involving the Employer, Parent, and/or any other Released Parties of which the Employee may have knowledge or in which the Employee may be a witness. Such cooperation includes meeting with the Parent representatives and counsel to disclose such facts as the Employee may know; preparing with the Employer’s counsel for any deposition, trial, hearing, or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and providing other assistance to the Parent and its counsel in the defense or prosecution of litigation as may, in the sole judgment of the Parent’s counsel, be necessary. The Parent agrees to reimburse the Employee for reasonable and necessary out-of-pocket expenses, including the hourly rate as identified in the Consultancy Agreement, incurred by the Employee in the course of complying with this obligation, in each case that are pre-authorized by the Employer or Parent. Nothing in this Section 13 should be construed in any way as prohibiting or discouraging the Employee from testifying truthfully under oath as part of, or in connection with, any such proceeding.

14.    Indemnification. To the full extent permitted by law, Parent and Employer shall continue to defend, indemnify and hold harmless Employee pursuant to their current indemnification obligations set forth in their respective organizational documents and any and all insurance policies providing coverage to employees and officers of Parent and Employer for any and all claims, lawsuits, judgments, expenses and/or other losses that have arisen due to his employment with Employer or serving as an officer of Parent and/or Employer, or any subsidiary.

15.    Miscellaneous Provisions. This Agreement is executed and delivered in the State of the Employer’s principal location. The laws of such State apply, except for any rule of construction under which a contract may be construed against the drafter. Venue for any lawsuit arising out of or related to this Agreement will lie in the jurisdiction in which the principal offices of the Employer are located. This Agreement is the entire agreement and understanding of the parties with respect to the subject matter. It supersedes all prior agreements and understandings of the parties, except with respect to matters related to the continued vesting of options and/or restricted stock as set forth in the Consultancy Agreement; it may not be altered or amended except by mutual agreement evidenced by a writing signed by both parties and specifically identified as an amendment to this Agreement. No provisions of this Agreement are waived unless it is in writing and signed by both parties. This Agreement binds the parties and their respective heirs, executors, administrators, representatives, successors, and assigns.

Neither party has made representations that are not contained herein on which either party relied upon in entering into this Agreement. Both parties have read and fully understand this Agreement and voluntarily enter into it.

If any part of this Agreement is deemed to be unenforceable by a court of competent jurisdiction, except Section 7 in its entirety, then such part shall be severed from the Agreement and the rest of the Agreement shall remain in full force and effect. As to any unenforceable part, except Section 6 in its entirety, such court shall have the power to add or delete in its discretion any language necessary to make such provision enforceable to the maximum extent permitted by law, in which case such provision or part thereof shall not be severed, and the parties expressly agree to be bound by any such court reformed provision.

This Agreement’s headings and captions are for convenience only and are not to be used in construing or interpreting this Agreement. The term “including” herein is used to list items by way of example and shall not constitute a limitation of any term or provision. References to the singular and plural tenses are interchangeable.

[Signature Page Follows]

1-30-2018	/s/ Michael Culotta
DATE	Michael Culotta

Employer to sign after employee returns Accepted Unchanged Offer

1-30-2018	QHCCS, LLC
DATE	EMPLOYER

	By:	/s/ Tom Miller

	Title:	President and CEO

For convenience, this Agreement may be signed and electronically transmitted between the Parties and be as effective as a signed, paper agreement.